The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
File No. 333-159738

Subject To Completion, dated August 16, 2011 PRICING SUPPLEMENT No. 126 dated August , 2011 (To Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009)

$

Wells Fargo & Company

Medium–Term Notes, Series K

Equity Linked Securities

Notes linked to the S&P 500® Index due August     , 2018

Issuer:	Wells Fargo & Company

Principal Amount:	Each note will have a principal amount of $1,000. The notes will have a minimum denomination of $25,000 and any integral multiple of $1,000 in excess thereof.

Stated Maturity Date:	August , 2018

Interest:	% per annum, as determined on the pricing date, will be payable on each interest payment date. See “Description of Notes—Fixed Rate Notes” in the accompanying prospectus supplement for a discussion of the manner in which interest on the notes will be calculated, accrued and paid.
Interest Payment Dates:	Annually on August of each year, commencing August , 2012 and ending at maturity.

Market Measure:	S&P 500 Index (the “Index”)

Redemption Amount:

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the redemption amount. The “redemption amount” per note will equal:

•    if the ending level is greater than the starting level: the lesser of:

(i) the original offering price per note plus:

[original offering price per note × [[ending level – starting level]/starting level] × participation rate]; and

(ii) the capped value; and

•    if the ending level is equal to or less than the starting level: the original offering price per note.

Starting Level:

, the closing level of the Index on the pricing date. The “closing level” of the Index on any trading day means the official closing level of the Index as reported by the index sponsor on such trading day.

Ending Level:	The “ending level” will be the closing level of the Index on the calculation day.

Participation Rate:	100%

Capped Value:	The “capped value” will be determined on the pricing date and will be equal to a percentage (greater than 100%) of the original offering price per note.

Listing:	The notes will not be listed on any securities exchange or automated quotation system.

Pricing Date:	August , 2011

Issue Date:	August , 2011

CUSIP Number:	94986RFH9

Investing in the notes involves risks. See “Risk Factors” on page PRS-3.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	100.00%	2.00%	98.00%
Total

(1)

The agent discount will not be more than 2.00%. In addition to the agent discount, the original offering price specified above includes structuring and development costs and offering expenses. If the notes were priced today, the agent discount and structuring and development costs would total approximately $59 per $1,000 note. The actual agent discount and structuring and development costs will be set forth in the final pricing supplement when the final terms of the notes are determined. In no event will the agent discount and structuring and development costs exceed $74 per $1,000 note. See “Plan of Distribution” in the accompanying prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

INVESTMENT DESCRIPTION

The Notes Linked to the S&P 500® Index due August , 2018 are senior unsecured debt securities of Wells Fargo & Company and are part of a series entitled “Medium-Term Notes, Series K.” The notes provide (i) annual interest payments at an interest rate of         % per annum, as determined on the pricing date, (ii) the possibility of an additional equity linked return if the level of the S&P 500 Index (the “Index”) increases from its starting level to its ending level, provided that the amount received per note will not be more than the capped value of             % of the original offering price per note, and (iii) return of principal regardless of performance of the Index, in each case subject to the credit risk of Wells Fargo.

The Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market.

You should read this pricing supplement together with the accompanying prospectus supplement dated April 23, 2010 and prospectus dated June 4, 2009 for additional information about the notes. Information included in this pricing supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the accompanying prospectus supplement.

INVESTOR CONSIDERATIONS

We have designed the notes for investors who:

•	seek an investment with exposure to the Index with current income at a rate of % per annum;

•

seek exposure to the upside performance of the Index by participating 100% in any increase in the ending level over the starting level, subject to the capped value of             % of the original offering price per note;

•	desire to protect against a decline in the Index by providing for the full return of the original offering price per note at maturity regardless of the performance of the Index; and

•	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

•	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

•	expect the yield on comparable investments to be greater than the combination of the interest and the expected return on the Index provided by the notes;

•	seek full exposure to the upside performance of the Index;

•	are unwilling to accept exposure to the United States equity market;

•	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Index generally, or to the exposure to the Index that the notes provide specifically; and

•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500®,” and “500®” are trademarks of Standard & Poor’s and have been licensed for use by us. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the notes.

PRS-2

RISK FACTORS

Your investment in the notes will involve risks. You should carefully consider the risk factors set forth below as well as the other information contained in the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity.

The yield that you will receive on your notes may be less than the return you could earn on other investments. Even if the ending level is greater than the starting level, the amount you receive at stated maturity, together with the interest received during the term of the notes, may only be slightly greater than the original offering price, and your yield may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your Return Will Be Limited By The Capped Value And May Not Reflect The Return On A Direct Investment In The Index.

Your return on the notes based on the redemption amount, if any, will be subject to the capped value. As a result, the opportunity to participate in the possible increases in the level of the Index through an investment in the notes will be limited because the redemption amount will not exceed the capped value.

The Notes Are Subject To The Credit Risk Of Wells Fargo.

The notes are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the notes are subject to our creditworthiness. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

The Inclusion Of The Agent Discount And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the notes will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount paid in connection with the initial distribution and structuring and development costs and offering expenses. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. The price at which an agent or any other potential buyer may be willing to buy your notes will also be affected by the capped value and by the market and other conditions discussed in the next risk factor.

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by supply and demand of the notes, the level of the Index at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. A change in a specific factor could have the following impacts on the value of the notes, assuming all other conditions remain constant. When we refer to the “value” of your note, we mean the value that you could receive for your note if you are able to sell it in the open market before the stated maturity date.

•

Index Performance. The value of the notes prior to maturity will depend substantially on the level of the Index. The price at which you will be able to sell the notes before stated maturity may be at a discount, which could be substantial, from their original offering price, if the closing level of the Index at such time is less than, equal to or not sufficiently above the starting level.

•

Capped Value. The value of the notes prior to the stated maturity date will be affected by the capped value. Even if the level of the Index is higher than the capped value, we expect the value of the notes in the secondary market to be at a discount to the capped value.

•	Interest Rates. The value of the notes may be affected by changes in the interest rates in the U.S. markets.

PRS-3

•	Volatility Of The Index. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the notes may be affected if the volatility of the Index changes.

•

Time Remaining To Maturity. The value of the notes may be affected by the time remaining to maturity. As a result of a “time premium,” the notes may have a value above that which would be expected based on the level of interest rates and the performance of the securities included in the Index and the level of the Index at such time the longer the time remaining to maturity. A “time premium” results from expectations concerning the level of the Index during the period prior to maturity of the notes. As the time remaining to the maturity of the notes decreases, this time premium will likely decrease and, depending on the level of the Index at such time relative to the starting level, may adversely affect the value of the notes.

•

Dividend Yields On Securities Included In The Index. The value of the notes may be affected by the dividend yields on securities included in the Index. In general, higher dividend yields will decrease the value of the notes and, conversely, lower dividend yields will increase the value of the notes.

•

Events Involving The Companies Included In The Index. General economic conditions and earnings results of the companies whose stocks are included in the Index and real or anticipated changes in those conditions or results may affect the value of the notes. Additionally, as a result of a merger or acquisition, one or more of the stocks in the Index may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the stock originally included in the Index.

•

Our Credit Ratings, Financial Condition And Results Of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the notes. However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the level of the Index, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the notes.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the level of the Index. In general, assuming all relevant factors are held constant, we expect that the effect on the value of the notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes. One exception is that one or more significant decreases in the level of the Index, whenever those decreases occur, may significantly decrease the value of the notes.

We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to and do not intend to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

Your Return On The Notes Could Be Less Than If You Owned Securities Included In The Index.

Your return on the notes will not reflect the return you would realize if you actually owned the securities included in the Index and received the dividends and other payments paid on those securities. This is because the redemption amount payable at stated maturity will be calculated by reference to the prices of the securities in the Index without taking into consideration the value of dividends and other payments on those securities. In addition, the redemption amount will not be greater than the capped value.

Historical Values Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Notes.

The trading prices of the securities included in the Index will determine the redemption amount payable at maturity to you. As a result, it is impossible to predict whether the ending level of the Index will fall or rise compared to its starting level. Trading prices of the securities included in the Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those securities themselves.

PRS-4

Changes That Affect The Index May Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.

The policies of the index sponsor concerning the calculation of the Index and the addition, deletion or substitution of securities comprising the Index and the manner in which the index sponsor takes account of certain changes affecting such securities may affect the level of the Index and, therefore, may affect the value of the notes and the redemption amount payable at maturity. The index sponsor may discontinue or suspend calculation or dissemination of the Index or materially alter the methodology by which it calculates the Index. Any such actions could affect the value of the notes.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

Actions by any company whose securities are included in the Index may have an adverse effect on the price of its security, the ending level and the value of the notes. Except as disclosed under “The Market Measure,” we are not affiliated with any of the companies included in the Index. These companies will not be involved in the offering of the notes and will have no obligations with respect to the notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies will not be involved with the administration, marketing or trading of the notes and will have no obligations with respect to the redemption amount to be paid to you at maturity.

We And Our Affiliates Have No Affiliation With The Index Sponsor And Are Not Responsible For Its Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the Index. We have derived the information about the index sponsor and the Index contained herein from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or the index sponsor contained herein. You, as an investor in the notes, should make your own investigation into the Index and the index sponsor. The index sponsor is not involved in the offering of the notes made hereby in any way and has no obligation to consider your interest as an owner of notes in taking any actions that might affect the value of the notes.

The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

The determination of the ending level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be postponed until the later of (i) the initial stated maturity date and (ii) three business days after the ending level is determined.

Research Reports And Other Transactions May Create Conflicts Of Interest Between You And Us.

We or one or more of our affiliates may, at present or in the future, publish research reports on the Index or the companies whose securities are included in the Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market price of securities included in the Index and, therefore, the value of the notes.

In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These activities may present a conflict between us and our affiliates and you. In the course of that business, we or any of our affiliates may acquire non-public information about one or more of the companies whose securities are included in the Index. If we or any of our affiliates do acquire such non-public information, we are not obligated to disclose such non-public information to you.

For the foregoing reasons, you are encouraged to derive information concerning the Index from multiple sources and should not rely on the views expressed by us or our affiliates.

Potential Conflicts Of Interest Could Arise.

One of our affiliates will be the calculation agent for purposes of determining, among other things, the starting level and the ending level, calculating the redemption amount, determining whether adjustments should be made to the closing level and determining whether a market disruption event has occurred. As a result, even though the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you. In addition, some of our activities in connection with hedging our obligations under the notes and other business activities may create conflicts of interest as discussed in the next risk factor.

PRS-5

Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of The Index, Prices Of Securities Included In The Index Or The Value Of The Notes.

From time to time, as part of our general financial risk management, we or one or more of our affiliates may fully or partially hedge our obligations under the notes. Pursuant to such hedging activities, we or one or more of our affiliates may acquire securities included in the Index or listed or over-the-counter derivative or synthetic instruments related to such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of our positions are likely to vary over time.

To the extent that we or one or more of our affiliates has a long hedge position in any of the securities included in the Index, or derivative or synthetic instruments related to those securities, we or one or more of our affiliates may liquidate a portion of such holdings at or about the time of the stated maturity of the notes or at or about the time of a change in the securities included in the Index. Certain activity by us or one or more of our affiliates described above can potentially increase or decrease the prices of the securities included in the Index and, accordingly, increase or decrease the level of the Index. Although we have no reason to believe that any of those activities will have a material impact on the level of the Index, these activities could have such an effect. Profits or losses from any of our positions discussed above cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account.

We or one or more of our affiliates may also engage in trading in the securities included in the Index and other investments relating to such securities on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of such securities and, therefore, the value of the notes.

In addition, we or one or more of our affiliates may purchase or otherwise acquire a long or short position in the notes from time to time and may, in our or their sole discretion, hold or resell those notes. We or one or more of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if we take any such position at any time, it is possible that we could receive substantial returns with respect to those positions while the value of your note may decline.

We or one or more of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

U.S. Taxpayers Will Be Required To Pay Taxes On The Notes Each Year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the notes will be characterized and treated as debt instruments subject to the special rules governing contingent payment debt instruments for United States federal income tax purposes. If you are a U.S. person, you will generally be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.

In addition, any gain you may recognize upon the sale, exchange, or maturity of the notes will be taxed as ordinary income. Any loss you may recognize upon the sale, exchange, or maturity of the notes will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss. If you are a secondary purchaser of the notes, the tax consequences to you may be different.

We urge you to read the discussion entitled “United States Federal Income Tax Considerations” below for a more detailed discussion of the rules governing contingent payment debt instruments, and we also urge you to discuss the tax consequences of your investment in the notes with your tax advisor.

PRS-6

SPECIFIC TERMS OF THE NOTES

Wells Fargo will issue the notes as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series K,” which is more fully described in the accompanying prospectus supplement. Terms that apply generally to all Medium-Term Notes, Series K, are described in “Description of Notes” in the accompanying prospectus supplement. Information included in this pricing supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.

References herein to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not indirect holders who own beneficial interests in notes registered in street name or in notes issued in book- entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the accompanying prospectus supplement, under “Description of Notes—Book-Entry, Delivery and Form.”

The notes are not subject to redemption by Wells Fargo or repayment at the option of any holder of the notes prior to the stated maturity date. We describe the terms of the notes in more detail below.

Interest

The notes will bear interest at the rate of         % per annum, as determined on the pricing date, payable annually on each August , commencing August     , 2012 and ending at maturity. See “Description of the Notes—Fixed Rate Notes” in the accompanying prospectus supplement for a discussion of the manner in which interest on the notes will be calculated, accrued and paid.

Payment at Stated Maturity

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the redemption amount. The “redemption amount” per note will equal:

•	if the ending level is greater than the starting level: the lesser of:

(i)	the original offering price per note plus:

[original offering price per note x [[ending level - starting level]/starting level] x participation rate] ; and

(ii)	the capped value; and

•	if the ending level is equal to or less than the starting level: the original offering price per note.

The “starting level” is                 , the closing level of the Index on the pricing date.

The “pricing date” is August     , 2011.

The “closing level” of the Index on any trading day means the official closing level of the Index as reported by the index sponsor on such trading day.

The “ending level” will be the closing level of the Index on the calculation day.

The “participation rate” is 100%.

The “capped value” will be determined on the pricing date and will be equal to a percentage (greater than 100%) of the original offering price per note.

The “stated maturity date” is August     , 2018. If a market disruption event has occurred or is continuing on the calculation day, the stated maturity date will be postponed until the later of (i) August     , 2018 and (ii) three business days after the ending level is determined.

The “calculation day” is August     , 2018 or, if such day is not a trading day, the next succeeding trading day. The calculation day is subject to postponement due to the occurrence of a market disruption event. A “trading day” means a day, as determined by the calculation agent, on which (i) the relevant exchanges (as defined below) with respect to the securities underlying the Index are open for trading for their respective regular trading sessions and (ii) the exchanges on which futures or options contracts related to the Index or the successor thereto, if applicable, are traded, are open for trading for their respective regular trading sessions.

PRS-7

Calculation Agent

Wells Fargo Securities, LLC, one of our subsidiaries, will act as the calculation agent for the notes and may appoint agents to assist it in the performance of its duties. Pursuant to the calculation agency agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the redemption amount you receive at stated maturity. In addition, the calculation agent will, among other things:

•	determine whether a market disruption event has occurred;

•	determine if adjustments are required to the closing level of the Index under various circumstances; and

•	if publication of the Index is discontinued, select a successor equity index or if no successor equity index is available, determine the closing level of the Index.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the notes will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Market Disruption Event

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

•

A material suspension or material limitation of trading in the securities which then comprise 20% or more of the level of the Index or any successor equity index (as defined below) has been imposed by the relevant exchanges on which those securities are traded, at any time during the one-hour period preceding the close of trading on such day, whether by reason of movements in price exceeding limits permitted by those relevant exchanges or otherwise.

•

A material suspension or material limitation of trading has occurred on that day, in each case during the one-hour period preceding the close of trading in options or futures contracts related to the Index or any successor equity index, on the primary exchange or quotation system on which those options or futures contracts are traded, whether by reason of movements in price exceeding levels permitted by the exchange, the quotation system or otherwise.

•

Any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the securities that then comprise 20% or more of the level of the Index or any successor equity index, at any time during the one-hour period that ends at the close of trading on that day.

•

Any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options contracts relating to the Index or any successor equity index on the primary exchange or quotation system on which those futures or options contracts are traded, at any time during the one-hour period that ends at the close of trading on that day.

•

The closure of the relevant exchanges on which the securities that then comprise 20% or more of the level of the Index or any successor equity index are traded or the primary exchange or quotation system on which futures or options contracts relating to the Index or any successor equity index are traded prior to its scheduled close of trading unless the earlier closing time is announced by the relevant exchanges, the primary exchange or the quotation system, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on the relevant exchanges, the primary exchange or the quotation system, as applicable, and (2) the submission deadline for orders to be entered into the relevant exchanges, the primary exchange or the quotation system, as applicable, for execution at the close of trading on that day.

For purposes of determining whether a market disruption event has occurred:

•

the relevant percentage contribution of a security to the level of the Index or any successor equity index will be based on a comparison of (x) the portion of the level of the Index or successor equity index attributable to that security and (y) the overall level of the Index or successor equity index, in each case immediately before the occurrence of the market disruption event;

PRS-8

•

“close of trading” means in respect of any relevant exchange, primary exchange or quotation system, the scheduled weekday closing time on a day on which such relevant exchange, primary exchange or quotation system is scheduled to be open for trading for its respective regular trading session, without regard to after hours or any other trading outside the regular trading session hours; and

•

“relevant exchange” for any security (or any combination thereof then underlying the Index or any successor equity index) means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.

If a market disruption event occurs or is continuing on the calculation day, such calculation day will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing. If such first succeeding trading day has not occurred as of the eighth scheduled trading day after the scheduled calculation day, that eighth scheduled trading day shall be deemed the calculation day. If the calculation day has been postponed eight scheduled trading days after the scheduled calculation day and such eighth scheduled trading day is not a trading day, or if a market disruption event occurs or is continuing on such eighth scheduled trading day, the calculation agent will determine the closing level of the Index on such eighth scheduled trading day in accordance with the formula for and method of calculating the closing level of the Index last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any of the relevant securities, if such date is not a trading day or a market disruption event has occurred, its good faith estimate of the closing price that would have prevailed for such securities) on such date of each security most recently included in the Index. As used herein, “closing price” means, with respect to any security on any date, the last reported sales price regular way on such date or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way on such date, in either case on the primary organized exchange or trading system on which such security is then listed or admitted to trading.

Events of Default and Acceleration

In case an event of default with respect to the notes has occurred and is continuing, the amount payable to a holder of a note upon any acceleration will be equal to the redemption amount, calculated as provided herein, plus accrued and unpaid interest. The redemption amount will be calculated as though the date of acceleration were the calculation day.

Adjustments to the Index

If at any time a sponsor or publisher of the Index (the “index sponsor”) makes a material change in the formula for or the method of calculating the Index, or in any other way materially modifies the Index so that the Index does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of the Index is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of an equity index comparable to the Index as if those changes or modifications had not been made, and calculate the level of the Index with reference to the Index, as so adjusted. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified.

Discontinuance of the Index

If the index sponsor discontinues publication of the Index, and such index sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor equity index”), then, upon the calculation agent’s notification of that determination to the trustee and us, the calculation agent will substitute the successor equity index as calculated by the relevant index sponsor or any other entity and calculate the ending level as described above. Upon any selection by the calculation agent of a successor equity index, we will cause notice to be given to holders of the notes.

In the event that the index sponsor discontinues publication of the Index and the calculation agent does not select a successor equity index, the calculation agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. If a successor equity index is selected or the calculation agent calculates a level as a substitute for the Index, the successor equity index or level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a market disruption event exists.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the notes.

No Listing

The notes will not be listed on any securities exchange or automated quotation system.

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THE MARKET MEASURE

We obtained all information contained in this pricing supplement regarding the S&P 500 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Standards & Poor’s, a division of The McGraw-Hill Companies, Inc., the index sponsor (“S&P”). S&P has no obligation to continue to publish, and may discontinue publication of, the S&P 500 Index at any time. We make no representation or warranty as to the accuracy or completeness of any information relating to the S&P 500 Index. We are one of the companies included in the S&P 500 Index.

General

The S&P 500 Index is published by S&P and is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the U.S. equity market. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any S&P component stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such S&P component stock. As discussed below, during March 2005, S&P began to use a new methodology to calculate the Market Value of the S&P component stocks and S&P completed its transition to the new calculation methodology during September 2005.

S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

The S&P 500 Index does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

Computation of the S&P 500 Index

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In March 2004, S&P announced that it would transition the S&P 500 Index to float-adjusted market capitalization weights. The transition began in March 2005 and was completed in September 2005. S&P’s criteria for selecting stock for the S&P 500 Index was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500 Index (i.e., its Market Value). Currently, S&P calculates the S&P 500 Index based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the S&P 500 Index is proportional to its float-adjusted market value.

Under float adjustment, the share counts used in calculating the S&P 500 Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that

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trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all the component stocks relative to the S&P 500 base period of 1941-43. The daily calculation of the S&P 500 Index is computed by dividing the Market Value of the S&P 500 component stocks by the index divisor.

The S&P 500 Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Continuity in index values is maintained by adjusting the index divisor for all changes in the S&P 500 constituents’ share capital after the base period of 1941-43 with the index value as of the base period set at 10. Some corporate actions, such as stock splits and stock dividends do not require index divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

To prevent the level of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an index divisor adjustment. By adjusting the index divisor for the change in total Market Value, the level of the S&P 500 Index remains constant. This helps maintain the level of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All index divisor adjustments are made after the close of trading and after the calculation of the closing levels of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require index divisor adjustments.

The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment

Company added/deleted	Net change in market value determines divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the index, no company removed from the index.	No

Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes

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Type of Corporate Action	Comments	Divisor Adjustment

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the S&P 500 component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new index divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value New Divisor	=	Pre-Event Index Value

New Divisor	=	Post-Event Aggregate Market Value Pre-Event Index Value

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding and then the index divisor is adjusted accordingly. In addition, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis. Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

License Agreement

We and S&P have entered into a non-transferable, non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use the S&P 500 Index in connection with the issuance of the notes.

The license agreement between us and S&P provides that the following language must be stated in this pricing supplement:

“The notes are not sponsored, endorsed, sold or promoted by S&P or its third party licensors. Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P’s and its third party licensor’s only relationship to Wells Fargo & Company is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the S&P 500 Index which is determined, composed and calculated by S&P or its third party licensors without regard to Wells Fargo & Company or the notes. S&P and its third party licensors have no obligation to take the needs of Wells Fargo & Company or the owners of the notes into consideration in determining, composing or calculating the S&P 500 Index. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS,

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OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.”

Historical Data

The Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market.

We obtained the closing levels listed below from Bloomberg Financial Markets (“Bloomberg”). You can obtain the level of the S&P 500 Index at any time from Bloomberg under the symbol “SPX” or from the Standard & Poor’s website at www.standardandpoors.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the Standard & Poor’s website is incorporated by reference into this pricing supplement.

The following table sets forth the high and low closing levels, as well as end-of-period closing levels, of the S&P 500 Index for each quarter in the period from January 1, 2001 through June 30, 2011 and for the period from July 1, 2011 to August 12, 2011.

	High	Low	Period-End
2001
First Quarter	1373.73	1117.58	1160.33
Second Quarter	1312.83	1103.25	1224.42
Third Quarter	1236.72	965.80	1040.94
Fourth Quarter	1170.35	1038.55	1148.08
2002
First Quarter	1172.51	1080.17	1147.39
Second Quarter	1146.54	973.53	989.82
Third Quarter	989.03	797.70	815.28
Fourth Quarter	938.87	776.76	879.82
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1011.66	858.48	974.50
Third Quarter	1039.58	965.46	995.97
Fourth Quarter	1111.92	1018.22	1111.92
2004
First Quarter	1157.76	1091.33	1126.21
Second Quarter	1150.57	1084.10	1140.84
Third Quarter	1129.30	1063.23	1114.58
Fourth Quarter	1213.55	1094.81	1211.92
2005
First Quarter	1225.31	1163.75	1180.59
Second Quarter	1216.96	1137.50	1191.33
Third Quarter	1245.04	1194.44	1228.81
Fourth Quarter	1272.74	1176.84	1248.29
2006
First Quarter	1307.25	1254.78	1294.83
Second Quarter	1325.76	1223.69	1270.20
Third Quarter	1339.15	1234.49	1335.85
Fourth Quarter	1427.09	1331.32	1418.30
2007
First Quarter	1459.68	1374.12	1420.86
Second Quarter	1539.18	1424.55	1503.35
Third Quarter	1553.08	1406.70	1526.75
Fourth Quarter	1565.15	1407.22	1468.36
2008
First Quarter	1447.16	1273.37	1322.70
Second Quarter	1426.63	1278.38	1280.00
Third Quarter	1305.32	1106.39	1166.36
Fourth Quarter	1161.06	752.44	903.25

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	High	Low	Period-End
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1071.66	879.13	1057.08
Fourth Quarter	1127.78	1025.21	1115.10
2010
First Quarter	1174.17	1056.74	1169.43
Second Quarter	1217.28	1030.71	1030.71
Third Quarter	1148.67	1022.58	1141.20
Fourth Quarter	1259.78	1137.03	1257.64
2011
First Quarter	1343.01	1256.88	1325.83
Second Quarter	1363.61	1265.42	1320.64
July 1, 2011 to August 12, 2011	1353.22	1119.46	1178.81

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UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general description of certain United States federal income tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date. This summary does not address all aspects of United States federal income taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the United States federal income tax laws.

The discussion below applies to you only if you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes as part of a straddle, a hedging, a conversion or other integrated transaction for tax purposes, or

•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Except as otherwise noted under “—Non-United States Holders” below, this discussion is applicable to you only if you are a United States holder. You are a “United States holder” if you are a beneficial owner of a note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the notes will be characterized and treated as debt instruments subject to the special rules governing contingent payment debt instruments for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include increasing amounts of income in respect of the notes prior to your receipt of cash attributable to such income.

We have determined that the comparable yield for the notes is equal to      % per annum, compounded semi-annually, with annual projected payments based on the stated interest rate and a projected payment at maturity of $              based on an

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investment of $1,000. Based on the comparable yield, if you are an initial holder that holds the notes until the stated maturity date and you pay your taxes on a calendar year basis, we have determined that you will generally be required to include the following amounts of ordinary income for each $1,000 investment in the notes each year: $            in 2011, $            in 2012, $            in 2013, $            in 2014, $            in 2015, $            in 2016, $            in 2017 and $            in 2018. However, if the amount you receive at maturity were to be greater than $            , you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in 2018 by an amount that is equal to such excess. Conversely, if the amount you receive at maturity were to be less than $            , you would be required to make a negative adjustment and decrease the amount of ordinary income that you recognize in 2018 by an amount that is equal to such difference. If the amount you receive at maturity is less than $            , then you would recognize a net ordinary loss in 2018 in an amount equal to such difference. If you are a noncorporate holder, you will generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

It is possible that any Form 1099-OID you receive in respect of the notes at maturity may not take net negative or positive adjustments of your notes into account and therefore may overstate or understate your interest inclusions. You should consult your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You are required to use the comparable yield set forth above in determining your interest accruals in respect of the notes, unless you timely disclose and justify on your United States federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield is provided to you for the sole purpose of determining your interest accruals in respect of the notes, and we make no representations regarding the amount of the contingent payment with respect to the notes.

The amount of original issue discount on a note for each accrual period is determined by multiplying the comparable yield of the note, adjusted for the length of the accrual period, by the note’s adjusted issue price (as defined below) at the beginning of the accrual period. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that you have held the note. The adjusted issue price of a note at the beginning of any accrual period will generally be its original issue price increased by the amount of original issue discount allocable to all prior accrual periods (under the rules governing contingent payment debt instruments), and decreased by the amount of the fixed interest payments previously made with respect to your notes.

If you purchase the notes for an amount that differs from the notes’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the notes and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. If you purchase the notes for an amount that is less than the adjusted issue price of the notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the notes to the extent of amounts allocated to a change in expectations as to the amount of the projected payment under the preceding paragraph. If you purchase the notes for an amount that is greater than the adjusted issue price of the notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the notes to the extent of amounts allocated to a change in expectations as to the amount of the projected payment under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange or maturity of the notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the notes. In general, your adjusted basis in the notes will equal the amount you paid for the notes, increased by the amount of interest you previously accrued with respect to the notes (in accordance with the comparable yield for the notes), decreased by the amount of the fixed interest payments previously projected to be made with respect to your notes and increased or decreased by the amount

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of any positive or negative adjustment that you are required to make with respect to your notes under the rules set forth above.

Any gain you recognize upon the sale, exchange or maturity of the notes will generally be ordinary interest income. Any loss you recognize at such time will generally be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss. You will generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. Any ordinary loss should not be subject to the two percent floor limitation on miscellaneous itemized deductions. The deductibility of capital losses is subject to limitations.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income (including interest accruals) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its gross interest income and its net gains from the sale, exchange, redemption or maturity of the notes, unless such gross interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the Medicare tax to your interest income or gains in respect of your investment in the notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service (“IRS”) Form 8886. Although not free from doubt, an investment in the notes or a sale, exchange or maturity of the notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the notes or a sale, exchange or maturity of the notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

Non-United States Holders. If you are not a United States holder, subject to the discussion of backup withholding and information reporting below, payments of interest (including amounts taken into income under the accrual rules described above and any gain from the sale or exchange of a note that is treated as interest for this purpose) in respect of your notes should not be subject to U.S. federal income tax or withholding tax provided that:

•

you do not actually or constructively own 10% or more of the total combined voting power of all classes of our capital stock that are entitled to vote, within the meaning of Section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” that is, directly or indirectly, related to us through stock ownership;

•	you are not a bank whose receipt of interest (including original issue discount) on your notes is described in Section 881(c)(3)(A) of the Code;

•	the interest is not effectively connected with the conduct of a trade or business within the United States; and

•

you (i) provide your name and address and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on IRS Form W-8BEN (or other applicable form)); or (ii) hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to holders that are pass-through entities.

If the requirements described above are not satisfied, a 30% withholding tax will generally apply to the gross amount of interest (including original issue discount or other amounts treated as interest) on the notes that is paid to you. If the interest were to be effectively connected with the conduct of a trade or business within the United States, you would not be subject to the 30% withholding tax provided you certify as provided on IRS Form W-8ECI; however, you would be subject to United States federal income tax in the same manner as United States holders as described above, unless an applicable income tax treaty provides otherwise, and, if you are a corporation, you could be subject to a branch profits tax with respect to such income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Backup Withholding and Information Reporting. In general, if you are a non-corporate United States holder, Wells Fargo and other payors are required to report to the IRS all payments made to you on your notes. In addition, Wells Fargo and other payors are required to report to the IRS any payment of proceeds of the sale or exchange of your notes before

PRS-17

maturity within the United States (as well as the proceeds of certain sales or exchanges outside the United States). Additionally, backup withholding will apply to any payments made to you on your notes if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns.

If you are a non-United States holder of notes, Wells Fargo and other withholding agents must report annually to the IRS and to you the amount of interest payments the withholding agent makes to you and the tax withheld with respect to such payments, regardless of whether withholding was required. You will generally not be subject to backup withholding regarding payments Wells Fargo and other withholding agents make to you provided that we do not have actual knowledge or reason to know that you are a United States holder and you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Wells Fargo Securities, LLC has agreed, subject to the terms and conditions of the distribution agreement and a terms agreement, to purchase from us as principal $            aggregate principal amount of notes and will receive an agent discount and commission of not more than 2.00%.

PRS-18